Exhibit 99.1

Anika Therapeutics Reports Fourth Quarter and Full Year 2013 Financial Results

Monovisc® Achieves FDA Approval

EPS Increases 42% to $0.44 in Quarter and 70% to $1.39 for Year

CingalTM Phase III Clinical Trial Enrollment Complete

Total Revenue for 2013 Grows to $75.1 Million

BEDFORD, Mass.--(BUSINESS WIRE)--February 26, 2014--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter and full year ended December 31, 2013.

Management Commentary

“Anika concluded a record year for revenue and earnings, driven by solid demand for our viscosupplementation products as well as productivity improvements in operations and manufacturing,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “Our top-line results for the fourth quarter were measured against a strong set of financial comparatives in the fourth quarter of 2012, which reflected a significant and temporary increase in product shipments in that year-earlier period.”

“Growth in 2013 continued to be fueled primarily by increased sales of our flagship product, Orthovisc®, in both domestic and international markets,” Sherwood said. “We also made good progress this year in lowering our cost structure and improving the efficiency of our underlying operations. As a result, despite an increase in R&D spending due mainly to our multinational Phase III clinical study in support of our CE Mark application for CingalTM, Anika’s profitability for 2013 improved substantially year-over-year.”

“We are beginning 2014 in a strong position. Demand for our viscosupplementation products is growing, both in the U.S. and internationally. The FDA approval of Monovisc® in the U.S. enhances our strength and flexibility in that market which should allow us to significantly increase market share. We are encouraged by the potential from our product pipeline, including CingalTM and Hyalofast®. In addition, we are making good progress in building the internal capabilities that we need to expand beyond viscosupplementation and deliver on Anika’s potential in regenerative therapies. We believe that Anika is well-positioned for continued growth and profitability in the quarters ahead,” concluded Sherwood.

Revenue

Total revenue for the fourth quarter of 2013 was $21.3 million, compared with $22.6 million in the fourth quarter of 2012. For the full year 2013, total revenue grew 5% to $75.1 million, from $71.4 million a year earlier despite an approximately $4 million anticipated decline in Ophthalmic revenue. Anika’s non-ophthalmic revenue increased 13% which continues to be largely driven by increased domestic and international viscosupplementation product sales. The comparison with the fourth quarter of 2012 reflected higher product sales in that period. This was the result of a temporary scale-up issue at Anika’s Bedford manufacturing facility during the third quarter of 2012, which was rectified quickly and resulted in uneven revenue distributions for the last two quarters of that year.

Product Gross Margin

Product gross margin for the fourth quarter of 2013 improved to 69%, from 66% in the fourth quarter of 2012. For the 12 months ended December 31, 2013, product gross margin increased to 68%, compared with 57% for full year 2012. This improvement reflected the company’s ongoing initiatives to realize the planned operational efficiencies, as well as more favorable product mix, the elimination of dual manufacturing facilities in Massachusetts in mid-2012, and the elimination of the company’s unprofitable tissue engineering operations in Italy since the beginning of 2013.

Operating Expenses

Research and development expenses for the fourth quarter of 2013 rose 52% from the fourth quarter a year earlier. The increase reflected expenses for the company’s CingalTM clinical trial and other planned product pipeline initiatives. Selling, general and administrative expenses decreased 35% from the fourth quarter of 2012, primarily reflecting a cash settlement received related to a legal dispute as well as the company’s ongoing cost reduction initiatives.

Operating and Net Income

Operating income for the fourth quarter of 2013 was $10.4 million, compared with $7.8 million in the same period in 2012. For the 12 months ended December 31, 2013, operating income increased to $32.6 million from $19.7 million a year earlier. Net income for the fourth quarter of 2013 was $6.7 million, or $0.44 per diluted share, compared with $4.5 million, or $0.31 per diluted share, in the fourth quarter last year. For full year 2013, net income grew to $20.6 million, or $1.39 per diluted share, from $11.8 million, or $0.82 per diluted share, in 2012. Operating income, net income and earnings per share were higher, year-over-year, primarily due to the improvement in product gross profit.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at December 31, 2013 increased to $63.3 million, from $44.1 million at December 31, 2012. The approximately $19 million increase in cash and cash equivalents reflected an $8.4 million prepayment of long-term debt in November 2013. The overall cash balance increase was driven primarily by higher income from operations, increased cash collections on accounts receivable and option exercises during the year.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Thursday, February 27, 2013 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 855-468-0611 (international callers dial 484-756-4332) and use the conference ID number 57118538. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc®, a treatment for osteoarthritis of the knee; to surgical aids in the anti-adhesion and ophthalmic fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Its regenerative technology advances Anika’s vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to (i) the company and its partner’s ability to commercialize Monovisc in the U.S., (ii) our ability to capitalize on the strengths of our viscosupplementation portfolio, (iii) our ongoing initiatives to improve performance across the business, (iv) our efforts and ability to strengthen and expand our international Orthobiologics distribution network, (v) the company’s plans to continue to drive efficiencies in operations and manufacturing, (vi) the prospects for the company’s product pipeline, including regenerative product development, (vii) bringing Cingal to market, and (viii) expectations for future growth and profitability improvement in the quarters ahead. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support domestic and international pre-market approval applications or 510(k) applications, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S.; (vii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers, (viii) our ability to successfully manage and turnaround Anika S.r.l.’s business, and (ix) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2012, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Product revenue	$20,188,488	$21,459,124	$71,773,730	$68,010,169
Licensing, milestone and contract revenue	1,062,840	1,147,341	3,307,424	3,348,336
Total revenue	21,251,328	22,606,465	75,081,154	71,358,505

Operating expenses:
Cost of product revenue	6,235,334	7,269,886	22,765,404	28,988,621
Research & development	2,029,901	1,339,677	7,059,875	5,388,036
Selling, general & administrative	2,399,539	3,667,406	12,936,001	14,728,662
Restructuring charge	156,026	2,537,988	(286,843)	2,537,988
Total operating expenses	10,820,800	14,814,957	42,474,437	51,643,307
Income from operations	10,430,528	7,791,508	32,606,717	19,715,198
Interest income (expense), net	(18,431)	(42,284)	(127,186)	(187,777)
Income before income taxes	10,412,097	7,749,224	32,479,531	19,527,421
Provision for income taxes	3,757,728	3,286,001	11,905,010	7,769,961
Net income	$6,654,369	$4,463,223	$20,574,521	$11,757,460

Basic net income per share:
Net income	$0.47	$0.33	$1.46	$0.89
Basic weighted average common shares outstanding	14,272,606	13,324,942	14,086,912	13,260,739
Diluted net income per share:
Net income	$0.44	$0.31	$1.39	$0.82
Diluted weighted average common shares outstanding	15,084,738	14,299,211	14,825,599	14,344,577

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,	December 31,
ASSETS	2013	2012
Current assets:
Cash and cash equivalents	$63,333,160	$44,067,477
Accounts receivable, net of reserves of $593,023 and $337,459 at December 31, 2013 and 2012, respectively	18,736,845	21,462,481
Inventories	10,996,785	8,283,472
Current portion deferred income taxes	659,040	2,031,583
Prepaid expenses and other	865,957	1,539,477
Total current assets	94,591,787	77,384,490
Property and equipment, at cost	52,413,423	52,376,013
Less: accumulated depreciation	(19,474,712)	(17,263,032)
	32,938,711	35,112,981
Long-term deposits and other	69,080	171,053
Intangible assets, net	18,998,409	20,334,636
Goodwill	9,443,894	9,065,891
Total Assets	$156,041,881	$142,069,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,793,911	$2,341,838
Accrued expenses	5,537,881	5,837,044
Deferred revenue	180,433	2,875,067
Current portion of long-term debt	-	1,600,000
Income taxes payable	770,276	1,798,669
Total current liabilities	9,282,501	14,452,618
Other long-term liabilities	1,133,544	1,541,124
Long-term deferred revenue	2,054,941	2,152,778
Deferred tax liability	7,936,864	6,997,397
Long-term debt	-	8,000,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at December 31, 2013 and December 31, 2012	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 14,289,308 and 13,866,060 shares issued and outstanding at December 31, 2013 and 2012, respectively	142,893	138,659
Additional paid-in-capital	70,606,031	65,431,424
Accumulated currency translation adjustment	(1,699,095)	(2,654,630)
Retained earnings	66,584,202	46,009,681
Total stockholders’ equity	135,634,031	108,925,134
Total Liabilities and Stockholders’ Equity	$156,041,881	$142,069,051

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Line and Product Gross Margin
(unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2013	%	2012	%	2013	%	2012	%
Orthobiologics	$ 15,325,654	76%	$ 19,691,121	92%	$ 55,956,067	78%	$ 49,954,112	74%
Dermal	750,193	4%	351,101	2%	1,816,602	3%	1,384,403	2%
Surgical	1,500,653	7%	1,148,051	5%	5,445,715	8%	5,022,456	7%
Ophthalmic	1,838,156	9%	268,851	1%	4,656,562	6%	8,784,011	13%
Veterinary	773,832	4%	-	0%	3,898,784	5%	2,865,187	4%
Total Product Revenue	$ 20,188,488	100%	$ 21,459,124	100%	$ 71,773,730	100%	$ 68,010,169	100%

Product gross profit	$ 13,953,154		$ 14,189,238		$ 49,008,326		$ 39,021,548
Product gross margin	69%		66%		68%		57%

Total Revenue by Geographic Region
(unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2013	%	2012	%	2013	%	2012	%
Geographic Location:
United States	$ 16,248,878	77%	$ 17,513,010	77%	$ 58,490,142	78%	$ 57,976,667	81%
Europe	2,177,223	10%	2,225,182	10%	7,411,568	10%	6,218,890	9%
Other	2,825,227	13%	2,868,273	13%	9,179,444	12%	7,162,948	10%
Total Revenue	$ 21,251,328	100%	$ 22,606,465	100%	$ 75,081,154	100%	$ 71,358,505	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., CEO, 781-457-9000
or
Sylvia Cheung, CFO, 781-457-9000